Exhibit (a)(1)(A)

ZIONS BANCORPORATION

OFFER TO PURCHASE UP TO $120,000,000 AGGREGATE LIQUIDATION PREFERENCE OF

THE OUTSTANDING SECURITIES DESCRIBED BELOW

EACH OFFER (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MAY 20, 2016, UNLESS EXTENDED (SUCH DATE, AS IT MAY BE EXTENDED WITH RESPECT TO ONE OR MORE SERIES OF SECURITIES, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.

Zions Bancorporation, a financial holding company organized under the laws of the State of Utah (“Zions,” the “Company,” “we,” “our” and “us”), hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), to purchase for cash the securities listed in the table below (the “Securities,” and each series of Securities, a “Series”) from each holder of Securities. This Offer to Purchase relates to three such offers, one for each Series (each, an “Offer” and, collectively, the “Offers”), to purchase up to the applicable maximum aggregate liquidation preference set forth in the table below (each, a “Series Maximum”) of Securities of such Series.

Series of Securities	CUSIP No(s).	Liquidation Preference Per Share(1)	Aggregate Liquidation Preference Outstanding	Offer Range(2)	Series Maximum	Hypothetical Accrued Dividends(3)	Hypothetical Total Consideration(3)
Series I Fixed/Floating Rate Non-Cumulative Perpetual Preferred Stock (“Series I Shares”)	989701BD8	$1,000.00	$125,224,000	$955.00 - $980.00 per $1,000 liquidation preference	$35,000,000	$25.62 per $1,000 liquidation preference	$980.62 - $1,005.62

Series J Fixed/Floating Rate Non-Cumulative Perpetual Preferred Stock (“Series J Shares”)	989701BF3	$1,000.00	$195,152,000	$1,055.00 - $1,080.00 per $1,000 liquidation preference	$55,000,000	$13.80 per $1,000 liquidation preference	$1,068.80 - $1,093.80

Depositary Shares, each representing a 1/40th ownership interest in a share of Series G Fixed/Floating Rate Non-Cumulative Perpetual Preferred Stock (“Series G Depositary Shares”)	989701859	$25.00	$171,826,775	$26.30 - $26.85 per share	$30,000,000	$0.30 per share	$26.60 - $27.15

(1)	Each $1,000 liquidation preference of the Series I Shares and Series J Shares is equal to one Series I Share and one Series J Share, respectively.
(2)	Note that market prices for Series G Depositary Shares include accrued but unpaid dividends. Nonetheless, in this Offer to Purchase, the Total Consideration (as defined below) payable for the Series G Depositary Shares is expressed as the sum of the Purchase Price (as defined below) for such shares plus Accrued Dividends (as defined below). Accordingly, when comparing the range of Total Consideration that may be received in the Offer with respect to the Series G Depositary Shares to market prices, you should refer to the applicable Offer Range plus Accrued Dividends. Market prices for the Series I Shares and the Series J Shares do not include accrued but unpaid dividends.
(3)	Assumes the Settlement Date (as defined below) is May 24, 2016.

Zions is conducting the Offers for each Series of Securities through a procedure commonly called a modified “Dutch auction.” This procedure enables you to select the price (in specified increments for each Series), within the Offer Range applicable to each Series, at which you are willing to sell your Securities. Zions will pay not less than $955.00 nor greater than $980.00 (in increments of $2.50) per Series I Share (the “Series I Offer Range”). Zions will pay not less than $1,055.00 nor greater than $1,080.00 (in increments of $2.50) per Series J Share (the “Series J Offer Range”). Zions will pay not less than $26.30 nor greater than $26.85 (in increments of $0.05) per Series G Depositary Share (the “Series G Offer Range,” and each of the Series G Offer Range, the Series I Offer Range and the Series J Offer Range, an “Offer Range”). For each Series, promptly following the applicable Expiration Date, Zions will select the lowest price per share within the applicable Offer Range (for each Series, the “Purchase Price”) that will enable us to purchase Securities of such Series with an aggregate liquidation preference equal to the applicable Series Maximum, or, if Securities of the applicable Series having an aggregate liquidation preference of less than the applicable Series Maximum are validly tendered, all such Securities that are validly tendered and not properly withdrawn. All Securities purchased in each Offer will be purchased at the same Purchase Price regardless of whether a holder validly tendered such Securities at a lower price.

Subject to the terms and conditions of the Offers, in addition to the applicable Purchase Price, holders who validly tender and do not properly withdraw their Securities and whose Securities are accepted for purchase in each Offer will also be paid Accrued Dividends for such Securities (such Purchase Price and Accrued Dividends, together, the “Total Consideration” for such Securities). As used in this Offer to Purchase, “Accrued Dividends” means, for each Security, accrued and unpaid dividends from the last dividend payment date with respect to such Security up to, but not including, the applicable Settlement Date (as defined below).

If you elect to participate in an Offer, you may tender a portion of or all of the applicable Securities you hold, although we may not be able to accept for purchase all the Securities you tender. At the time you tender your Securities, you will not know the extent of participation by other holders of Securities in the applicable Offer or whether your Securities were tendered at prices at or below the applicable Purchase Price. As a result, you will not know whether we will be able to accept for purchase your validly tendered and not properly withdrawn Securities, in whole or in part, at the time you tender such Securities.

Only Securities validly tendered at prices at or below the Purchase Price for the applicable Series, and not properly withdrawn, will be accepted for purchase. However, because of proration as described in this Offer to Purchase, we may not purchase all of the Securities of a Series tendered at or below the applicable Purchase Price if the aggregate liquidation preference for all Securities of such Series tendered at or below the applicable Purchase Price is greater than the applicable Series Maximum. Securities not purchased in an Offer will be returned at our expense promptly following the applicable Expiration Date.

For additional information with respect to proration and the procedure for determining the applicable Purchase Price for each Series of Securities, see Section 1.

NONE OF THE OFFERS ARE CONDITIONED ON ANY MINIMUM NUMBER OF SECURITIES BEING TENDERED OR SUBJECT TO ANY FINANCING CONDITION. EACH OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 6, WHICH SETS FORTH IN FULL THE CONDITIONS TO EACH OFFER.

THE BOARD OF DIRECTORS OF ZIONS HAS APPROVED THE OFFERS. HOWEVER, NEITHER ZIONS NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF SECURITIES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SECURITIES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SECURITIES IN THE APPLICABLE OFFER AND, IF SO, HOW MANY SECURITIES TO TENDER AND AT WHAT PRICE WITHIN THE APPLICABLE OFFER RANGE.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory authority has passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful. No person has been authorized to give any information or make any representations with respect to the Offers other than the information and representations contained or incorporated by reference herein and, if given or made, such information or representations must not be relied upon as having been authorized.

You may direct questions and requests for assistance to Goldman, Sachs & Co. or UBS Securities LLC, the dealer managers (the “Dealer Managers”) for the Offers, or Global Bondholder Services Corporation, the information agent (the “Information Agent”) for the Offers, at the contact information set forth on the last page of this Offer to Purchase. You may direct requests for additional copies of this Offer to Purchase to the Information Agent.

The Dealer Managers for the Offers are:

Goldman, Sachs & Co.	UBS Investment Bank

The date of this Offer to Purchase is April 25, 2016

IMPORTANT

The principal purpose of the Offers is to reduce our future dividend obligations and to enhance our capital structure. Zions expects to use cash on hand to pay the aggregate Total Consideration payable by it pursuant to the Offers and the fees and expenses incurred by it in connection therewith. The Offers have certain conditions and no assurance can be given that these conditions will be satisfied. See Section 6.

All of the Securities are held in book-entry form through the facilities of The Depository Trust Company (“DTC”) and must be tendered through DTC. If you desire to tender Securities, a DTC participant must electronically transmit your acceptance of an Offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify your acceptance of such Offer and send an agent’s message (as hereinafter defined) to Global Bondholder Services Corporation, the tender agent for the Offers (the “Tender Agent”), for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received an Offer and agree to be bound by the terms of such Offer, and that Zions may enforce such agreement against you. Alternatively, you may also confirm your acceptance of an Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Securities into the Tender Agent’s applicable DTC account. If your Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your Securities. See Section 3.

There are no guaranteed delivery procedures available with respect to any Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Securities in accordance with the procedures set forth in this Offer to Purchase. See Section 3.

Zions has not authorized any person to make any recommendation on its behalf as to whether you should tender or refrain from tendering your Securities in the Offers. Zions has not authorized any person to give any information or to make any representation in connection with the Offers other than those contained in this Offer to Purchase. If given or made, you must not rely upon any such information or representation as having been authorized by Zions, the Information Agent or the Dealer Managers. Zions’ Board of Directors has approved the Offers. However, you must make your own decision whether to tender your Securities and, if so, how many Securities to tender and at what price within the applicable Offer Range.

Zions is not making the Offers to (nor will it accept any tender of Securities from or on behalf of) holders of Securities in any jurisdiction in which the making of the Offers or the acceptance of any tender of Securities would not be in compliance with the laws of such jurisdiction. However, Zions may, at its discretion, take such action as Zions may deem necessary for it to make the Offers in any such jurisdiction and extend the Offers to holders of Securities in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on Zions’ behalf by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT HOLDERS ARE URGED TO READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFERS.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this Offer to Purchase, including information incorporated by reference, that are based on other than historical data are forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and include, among others:

•	statements with respect to the beliefs, plans, objectives, goals, guidelines, expectations, anticipations and future financial condition, results of operations and performance of the Company and its subsidiaries; and

•	statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” or similar expressions.

These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this Offer to Purchase, including the information incorporated by reference. You should carefully consider those risks and uncertainties in reading this Offer to Purchase. Factors that might cause such differences include, but are not limited to:

•	the Company’s ability to successfully execute its business plans, manage its risks, and achieve its objectives, including its restructuring and efficiency initiatives and its tender offers for certain of its preferred stock;

•	changes in local, national and international political and economic conditions, including without limitation the political and economic effects of the recent economic crisis, delay of recovery from that crisis, economic and fiscal imbalances in the United States and other countries, potential or actual downgrades in ratings of sovereign debt issued by the United States and other countries, and other major developments, including wars, military actions, and terrorist attacks;

•	changes in financial and commodity market prices and conditions, either internationally, nationally or locally in areas in which the Company conducts its operations, including without limitation reduced rates of business formation and growth, commercial and residential real estate development and real estate prices, and oil and gas-related commodity prices;

•	changes in markets for equity, fixed income, commercial paper and other securities, including availability, market liquidity levels, and pricing, including the actual amount and duration of declines in the price of oil and gas;

•	any impairment of the Company’s goodwill or other intangibles, or any adjustment of valuation allowances on the Company’s deferred tax assets due to adverse changes in the economic environment, declining operations of the reporting unit, or other factors;

•	changes in interest rates, the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows and competition;

•	acquisitions and integration of acquired businesses;

•	increases in the levels of losses, customer bankruptcies, bank failures, claims, and assessments;

•	changes in fiscal, monetary, regulatory, trade and tax policies and laws, and regulatory assessments and fees, including policies of the U.S. Department of Treasury, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve Board System (the “Federal Reserve”), the Federal Deposit Insurance Corporation (“FDIC”), the SEC, and the Consumer Financial Protection Bureau;

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•	the impact of executive compensation rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and banking regulations which may impact the ability of the Company and other American financial institutions to retain and recruit executives and other personnel necessary for their businesses and competitiveness;

•	the impact of the Dodd-Frank Act and Basel III, and rules and regulations thereunder, on the Company’s required regulatory capital and liquidity levels, governmental assessments on us (including, but not limited to, the Federal Reserve reviews of the Company’s annual capital plan), the scope of business activities in which the Company may engage, the manner in which the Company engages in such activities, the fees the Company may charge for certain products and services, and other matters affected by the Dodd-Frank Act and Basel III;

•	continuing consolidation in the financial services industry;

•	new legal claims against the Company, including litigation, arbitration and proceedings brought by governmental or self-regulatory agencies, or changes in existing legal matters;

•	success in gaining regulatory approvals, when required;

•	changes in consumer spending and savings habits;

•	increased competitive challenges and expanding product and pricing pressures among financial institutions;

•	inflation and deflation;

•	technological changes and the Company’s implementation of new technologies;

•	the Company’s ability to develop and maintain secure and reliable information technology systems;

•	legislation or regulatory changes which adversely affect the Company’s operations or business;

•	the Company’s ability to comply with applicable laws and regulations;

•	changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; and

•	costs of deposit insurance and changes with respect to FDIC insurance coverage levels.

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements, including the information incorporated by reference, to reflect future events or developments, provided that the Company will update its disclosures as required by the U.S. federal securities laws.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offers to the same extent described in this Offer to Purchase. We recommend that you read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offers. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

The Offeror	The Offers are being made by Zions Bancorporation, a financial holding company organized under the laws of the State of Utah in 1955. Zions’ principal executive offices are located at One South Main, 15th Floor, Salt Lake City, Utah 84133, and its telephone number is (801) 844-7637.

The Securities	We are offering, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, to purchase a portion of the outstanding Securities of each Series as set forth in the table on the cover of this Offer to Purchase. The Series I Shares and Series J Shares may be tendered and accepted only in liquidation preference amounts equal to minimum denominations of $1,000 and integral multiples in excess thereof. The Series G Depositary Shares may be tendered and accepted only in whole shares. No alternative, conditional or contingent tenders will be accepted.

The Offers	Zions is making three separate Offers, one for each Series of Securities, to purchase Series I Shares, Series J Shares, and Series G Depositary Shares, respectively, at the Purchase Price applicable to each Series, such that the aggregate liquidation preference purchased of such Series does not exceed the applicable Series Maximum, as set forth in the table on the cover of this Offer to Purchase.

Purchase Price	Zions will pay:

•	not less than $955.00 nor greater than $980.00 (in increments of $2.50) per Series I Share;

•	not less than $1,055.00 nor greater than $1,080.00 (in increments of $2.50) per Series J Share; and

•	not less than $26.30 nor greater than $26.85 (in increments of $0.05) per Series G Depositary Share.

We are conducting the Offers for each Series of Securities through a procedure commonly called a modified “Dutch auction.” This procedure enables you to select the price (in specified increments for each series), within the Offer Range applicable to each Series, at which you are willing to sell your Securities. For each Series, promptly following the applicable Expiration Date, Zions will select the lowest price per share within the applicable Offer Range that will enable us to purchase Securities of such Series with an aggregate liquidation preference equal to the applicable Series Maximum, or, if Securities of the applicable Series having an aggregate liquidation preference of less than the applicable Series Maximum are validly tendered, all such Securities that are validly tendered and not properly withdrawn. All Securities purchased in an Offer will be purchased at the same Purchase Price regardless of whether a holder validly tendered such Securities at a lower price.

If you wish to maximize the chance that your Securities will be purchased in an Offer, you should refrain from specifying a tender price for such Securities, in which case, you will accept the Purchase Price determined pursuant to such Offer. You should understand, however, that for purposes of calculating the Purchase Price, Securities tendered in this manner will be deemed tendered at the lowest price of the applicable Offer Range. As a result, this election may lower the Purchase Price for all such Securities purchased in such Offer and could result in your Securities being purchased for a Purchase Price at the lowest price of the applicable Offer Range.

If you elect to participate in an Offer, you may tender a portion of or all of the applicable Securities you hold, although we may not be able to accept for purchase all the Securities you tender. At the time you tender your Securities, you will not know the extent of participation by other holders of Securities in the applicable Offer or whether your Securities were tendered at prices at or below the applicable Purchase Price. As a result, you will not know whether we will be able to accept for purchase your validly tendered and not properly withdrawn Securities, in whole or in part, at the time you tender such Securities.

Proration	In the event of an over-subscription by holders in an Offer, Securities tendered in such Offer will be subject to proration. Therefore, all of the Securities that a holder tenders in a given Offer may not be purchased even if they are tendered unconditionally at prices at or below the applicable Purchase Price.

In each Offer, Zions will accept for purchase Securities of the applicable Series such that the aggregate liquidation preference purchased of such Securities does not exceed the applicable Series Maximum. If accepting Securities of a given Series validly tendered and not properly withdrawn in an Offer would result in our purchasing Securities of such Series with an aggregate liquidation preference more than the applicable Series Maximum, then the Securities of such Series accepted for purchase will be subject to proration. Proration for each holder tendering Securities in an Offer will be based on the ratio of the number of Securities tendered by the holder in such Offer to the total number of Securities tendered by all holders in such Offer, in each case, at or below the applicable Purchase Price. Fractions for the Series G Depositary Shares resulting from the proration calculation will be rounded down to the next whole share. Fractions for the Series I Shares and Series J Shares will be rounded down to the nearest $1,000 increment.

Accrued Dividends

Subject to the terms and conditions of the Offers, in addition to the applicable Purchase Price, holders who validly tender and do not properly withdraw their Securities and whose Securities are accepted for purchase in an Offer will also be paid Accrued Dividends for such Securities. Accrued Dividends will be payable on the applicable Settlement Date.

Source and Amount of Funds	Zions expects to use cash on hand to pay the aggregate Total Consideration payable by it pursuant to the Offers and the fees and expenses incurred by it in connection therewith. If the Offers are fully subscribed, Zions will pay not less than $125,000,000 nor greater than $128,000,000 to purchase the Securities, including Accrued Dividends but excluding fees and expenses. See Section 8.

Time to Tender	You may tender Securities in an Offer until such Offer expires.

Each Offer will expire on May 20, 2016 at 11:59 p.m., New York City time, unless such Offer is extended as provided in this Offer to Purchase (such time and date, as the same may be extended, the Expiration Date). See Section 1.

Zions may choose to extend one or more of the Offers for any reason, subject to applicable laws. Zions cannot assure you that it will extend any Offer or, if it does, of the length of any extension that it may provide. See Section 16.

If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it is likely that it has an earlier deadline for you to act to instruct it to accept an Offer on your behalf. We recommend that you contact the broker, dealer, commercial bank, trust company or other nominee to determine its deadline.

Extension, Amendment, and Termination of the Offers	Zions reserves the right to extend or amend one or more of the Offers. If Zions extends an Offer, it will delay the acceptance of any Securities that have been tendered in such Offer. Zions reserves the right to terminate any Offer under certain circumstances. Zions may choose to extend or terminate an Offer without extending or terminating any other Offer. See Section 6 and Section 16.

Zions will issue a press release by 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date if it decides to extend an Offer. Zions will announce any amendment to an Offer by making a public announcement of the amendment. See Section 16.

Purpose of the Offers	The principal purpose of the Offers is to reduce our future dividend obligations and to enhance our capital structure. See Section 2.

Conditions of the Offers	None of the Offers are conditioned upon any minimum number of Securities being tendered or subject to any financing condition. However, our obligation to accept and pay for Securities in an Offer is subject to other conditions, including, among others, the absence of court and governmental action prohibiting, challenging or restricting such Offer. See Section 6.

Procedures for Tendering Securities	Each Offer will expire on the Expiration Date, which is May 20, 2016, at 11:59 p.m. New York City time, unless Zions extends or earlier terminates such Offer. To tender your Securities prior to the expiration of the applicable Offer, you must electronically transmit your acceptance of such Offer through ATOP, which is maintained by DTC, and by which you will agree to be bound by the terms and conditions set forth in such Offer, or deliver to the Tender Agent a duly executed Letter of Transmittal.

A tender will be deemed to be received after you have expressly agreed to be bound by the terms of the applicable Offer, which is accomplished by the transmittal of an agent’s message to the Tender Agent by DTC in accordance with ATOP procedures, or by delivery to the Tender Agent of a duly executed Letter of Transmittal. You should contact the Information Agent for assistance at the contact information listed on the last page of this Offer to Purchase. Please note that Zions will not purchase your Securities in an Offer unless the Tender Agent receives the required confirmation prior to the applicable Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it is likely that it has an earlier deadline for you to act to instruct it to accept an Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline. See Section 3.

The Series I Shares and Series J Shares may be tendered and accepted only in liquidation preference amounts equal to minimum denominations of $1,000 and integral multiples in excess thereof, and the Series G Depositary Shares may be tendered and accepted only in whole shares. No alternative, conditional or contingent tenders will be accepted.

There are no guaranteed delivery procedures available with respect to any Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Securities in accordance with the procedures set forth in this Offer to Purchase. See Section 3.

Withdrawal Rights	You may withdraw any Securities you have tendered in a given Offer at any time before the applicable Expiration Date, which will occur on May 20, 2016 at 11:59 p.m., New York City time, unless Zions extends such Offer. Zions cannot assure you that it will extend any Offer or, if it does, of the length of any extension it may provide. See Section 4.

Withdrawal Procedure

You must deliver, on a timely basis prior to the applicable Expiration Date, a written notice of your withdrawal, or a properly transmitted “Request Message” through ATOP, to the Tender Agent at the address appearing on the last page of this Offer to Purchase. Your notice of withdrawal must specify your name, the Series and number of Securities to be withdrawn and the name of the registered holder of those Securities. Some additional requirements apply for Securities that have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

No Recommendation as to Whether to Tender	The Board of Directors of Zions has approved the Offers. However, neither Zions nor its Board of Directors makes any recommendation to holders of Securities as to whether to tender or refrain from tendering their Securities. You should read carefully the information in this Offer to Purchase before making your decision whether to tender your Securities and, if so, how many Securities to tender and at what price within the applicable Offer Range. See Section 19.

Untendered or Unpurchased Securities	Any tendered Securities that are not accepted for purchase by Zions will be returned without expense to their tendering holder. Securities not tendered or otherwise not purchased pursuant to an Offer will remain outstanding. If an Offer is consummated, then the number of shares or aggregate liquidation preference that remains outstanding of such Series of Securities that is purchased in part in such Offer will be reduced. This may adversely affect the liquidity of and/or increase the volatility in the market for the Securities of such Series that remain outstanding after consummation of such Offer. See Section 11.

Market Prices of the Securities	Our Series G Depositary Shares are traded on the New York Stock Exchange (“NYSE”) under the symbol “ZBPRG.” On April 22, 2016, the last trading day prior to the date of this Offer to Purchase, the last reported price for the Series G Depositary Shares on the NYSE was $26.38. Note that the market price for Series G Depositary Shares includes accrued but unpaid dividends. Accordingly, when comparing the range of Total Consideration that may be received in the Offer with respect to the Series G Depositary Shares to market prices, you should refer to the applicable Offer Range plus Accrued Dividends.

Our Series I Shares and Series J Shares are not traded on any exchange but instead are traded in the over-the-counter market, and the price quotations are reported by Bloomberg or by other sources. On April 22, 2016, the last trading day prior to the date of this Offer to Purchase, the last reported prices for the Series I Shares and Series J Shares, as reported in the over-the-counter market on Bloomberg were $956.00 and $1,050.00, respectively. Note that the market prices for Series I Shares and Series J Shares do not include accrued but unpaid dividends. See Section 7.

Appraisal Rights	You will have no appraisal rights in connection with any of the Offers.

Time of Payment	Zions will pay to you in cash the applicable Total Consideration for the Securities it purchases promptly after the applicable Expiration Date and the acceptance of such Securities for purchase. We refer to the date on which such payment is made with respect to a given Offer as the applicable “Settlement Date.” Zions currently expects the Settlement Date for each Offer to be May 24, 2016. See Section 5.

Payment of Brokerage Commissions	If you are a registered holder of Securities and you tender your Securities directly to the Tender Agent, you will not incur any brokerage commissions. If you hold Securities through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See Section 3.

U.S. Federal Income Tax Consequences	The cash received in exchange for tendered Securities generally will be treated for U.S. federal income tax purposes either as (i) consideration received with respect to a sale or exchange of the tendered Securities, or (ii) a distribution from Zions in respect of its stock, depending on the particular circumstances of each holder of Securities. See Section 13 for a more detailed discussion.

We recommend that holders of the Securities consult their own tax advisors to determine the particular tax consequences to them of participating in any Offer, including the applicability and effect of any state, local or non-U.S. tax laws.

Payment of Stock Transfer Tax	If you are the registered holder and you instruct the Tender Agent to make the payment for the Securities directly to you, then generally you will not incur any stock transfer tax. See Section 5.

Further Information	You may call the Dealer Managers with questions regarding the terms of the Offers or the Information Agent with questions regarding how to tender and/or request additional copies of the Offer to Purchase, the Letter of Transmittal or other documents related to the Offers.

Goldman, Sachs & Co. and UBS Securities LLC are acting as the Dealer Managers, and Global Bondholder Services Corporation is acting as the Information Agent and as the Tender Agent for the Offers. See the last page of this Offer to Purchase for additional information about the Dealer Managers, Information Agent and Tender Agent.

CERTAIN SIGNIFICANT CONSIDERATIONS

We have not obtained a third-party determination that any of the Offers are fair to holders of the Securities.

None of us, the Dealer Managers, the Tender Agent, or the Information Agent makes any recommendation as to whether you should tender your Securities in any of the Offers. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the Securities for purposes of negotiating the Offers or preparing a report concerning the fairness of the Offers. You must make your own independent decision regarding your participation in any Offer.

We may not accept all of the Securities tendered in an Offer.

Depending on the amount of Securities tendered in an Offer, we may not accept all of the Securities tendered in such Offer. Further, we may have to prorate the Securities that we accept in an Offer. Any Securities not accepted will be returned to tendering holders promptly after expiration. See Section 1 and Section 5.

If an Offer is successful, there may be a limited trading market for the applicable Securities and the market price for such Securities may be depressed.

Depending on the amount of Securities that are accepted in an Offer, the trading market for such Securities that remain outstanding after such Offer may be more limited. A reduced trading volume for a Series of Securities may decrease the price and increase the volatility of the trading price of the Securities of such Series that remain outstanding following the completion of the applicable Offer.

Holders of Securities that participate in an Offer are giving up their right to future dividends on the Securities.

If you tender your Securities and such Securities are accepted for purchase in an Offer, you will be giving up your right to any future dividend payments that are paid on the Securities.

The Securities may be acquired by the Company other than through the Offers in the future.

From time to time in the future, to the extent permitted by applicable law, the Company may acquire Securities that remain outstanding, whether or not the applicable Offer is consummated, through tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to such Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company may pursue.

THE OFFERS

Section 1 Number of Securities; Expiration Date.

General. Zions hereby offers, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, to purchase the Securities from each holder of Securities. This Offer to Purchase relates to three such Offers to purchase Series I Shares, Series J Shares, and Series G Depositary Shares, respectively, at the Purchase Price applicable to each Series, such that the aggregate liquidation preference purchased of such Series does not exceed the applicable Series Maximum. The Securities that are purchased in an Offer may be prorated within such Series as described in this Section 1.

If you elect to participate in an Offer, you may tender a portion of or all of the applicable Securities you hold, although we may not be able to accept for purchase all such Securities you tender. At the time you tender your Securities, you will not know the extent of participation by other holders of Securities in the applicable Offer or whether your Securities were tendered at prices at or below the applicable Purchase Price. As a result, you will not know whether we will be able to accept for purchase your validly tendered and not properly withdrawn Securities, in whole or in part, at the time you tender such Securities.

Zions will pay:

•	not less than $955.00 nor greater than $980.00 (in increments of $2.50) per Series I Share;

•	not less than $1,055.00 nor greater than $1,080.00 (in increments of $2.50) per Series J Share; and

•	not less than $26.30 nor greater than $26.85 (in increments of $0.05) per Series G Depositary Share.

Zions is conducting the Offers for each Series of Securities through a procedure commonly called a modified “Dutch auction.” This procedure enables you to select the price (in specified increments for each Series), within the Offer Range applicable to each Series, at which you are willing to sell your Securities. For each Series, promptly following the applicable Expiration Date, Zions will select the lowest price per share within the applicable Offer Range that will enable us to purchase Securities of such Series with an aggregate liquidation preference equal to the applicable Series Maximum, or, if Securities of the applicable Series having an aggregate liquidation preference of less than the applicable Series Maximum are validly tendered, all such Securities that are validly tendered and not properly withdrawn. All Securities purchased in an Offer will be purchased at the same Purchase Price regardless of whether a holder validly tendered such Securities at a lower price.

Proration. In the event of an over-subscription by holders in an Offer, Securities of the applicable Series tendered in such Offer will be subject to proration. Therefore, all of the Securities that a holder tenders in a given Offer may not be purchased even if they are tendered unconditionally at prices at or below the applicable Purchase Price.

In each Offer, Zions will accept for purchase Securities of the applicable Series such that the aggregate liquidation preference purchased of such Securities does not exceed the applicable Series Maximum. If accepting Securities validly tendered and not properly withdrawn in an Offer would result in our purchasing Securities of such Series with an aggregate liquidation preference more than the applicable Series Maximum, then the Securities of such Series accepted for purchase will be subject to proration. Proration for each holder tendering Securities in an Offer will be based on the ratio of the number of Securities tendered by the holder in such Offer to the total number of Securities tendered by all holders in such Offer, in each case, at or below the applicable Purchase Price. Fractions for the Series G Depositary Shares resulting from the proration calculation will be rounded down to the next whole share. Fractions for the Series I Shares and Series J Shares will be rounded down to the nearest $1,000 increment. Zions or the Tender Agent will determine the applicable proration factor as soon as practicable after the applicable Expiration Date, and we will announce the results of proration by press release.

All Securities not accepted as a result of prorationing will be rejected from the applicable Offer and returned to the tendering holders.

Expiration Date. For each Offer, the term “Expiration Date” means May 20, 2016 at 11:59 p.m., New York City time, unless and until Zions shall have extended the period of time during which such Offer will remain open, in which event the term Expiration Date for such Offer shall refer to the latest time and date at which such Offer, as so extended by Zions, shall expire. Zions will pay for all validly tendered and not properly withdrawn Securities of a Series that are accepted for purchase promptly after the applicable Expiration Date, on the applicable Settlement Date. If Zions materially changes an Offer or information concerning an Offer, it will extend such Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act.

For the purposes of the Offers, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If Zions (i) increases or decreases the price to be paid for Securities in an Offer or (ii) increases or decreases the Series Maximum applicable to an Offer, then such Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 16.

In addition, to the extent permitted by applicable law, Zions may from time to time acquire Securities that remain outstanding after the applicable Expiration Date through one or more tender or exchange offers or otherwise, at prices that may be less than, equal to or greater than the prices paid for the applicable Securities in the Offers. Until the expiration of at least ten business days after the applicable Expiration Date or the date we otherwise terminate an Offer, neither we nor any of our affiliates will make any purchases of the applicable Securities other than pursuant to such Offer.

NONE OF THE OFFERS ARE CONDITIONED ON ANY MINIMUM NUMBER OF SECURITIES BEING TENDERED OR SUBJECT TO ANY FINANCING CONDITION. ZIONS’ OBLIGATION TO ACCEPT AND PAY FOR SECURITIES PROPERLY TENDERED PURSUANT TO AN OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Securities and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on Zions’ shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities.

Section 2 Purpose of the Offers.

The Offer. The principal purpose of the Offers is to reduce our future dividend obligations and to enhance our capital structure.

General. Zions’ Board of Directors has approved the Offers. However, neither Zions nor its Board of Directors makes any recommendation to holders of Securities as to whether to tender or refrain from tendering their Securities. Holders of Securities should carefully evaluate all information in the Offers, should consult their own investment and tax advisors, and should make their own decisions about whether to tender Securities, and, if so, how many Securities to tender and at what price within the applicable Offer Range.

Zions will retire the Securities it acquires pursuant to the Offers.

Section 3 Procedures for Tendering the Securities.

All of the Securities are held in book-entry form through the facilities of DTC and must be tendered through DTC. If you desire to tender Securities, a DTC participant must electronically transmit your acceptance of the applicable Offer through DTC’s ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify your acceptance of the applicable Offer and send an agent’s message (as hereinafter defined) to the Tender Agent for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received an Offer and agree to be bound by the terms of such Offer, and that Zions may enforce such agreement against you. Alternatively, you may also confirm your acceptance of an Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Securities into the Tender Agent’s applicable DTC account.

If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it is likely that it has an earlier deadline for you to act to instruct it to accept an Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline.

We recommend that investors who hold Securities through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender Securities through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Tender Agent.

Holders who tender Securities in an Offer may select the price (in specified increments for each Series, within the Offer Range applicable to each Series) at which such holder is willing to sell his or her Securities (such selected price, the “tender price”). No tenders will be accepted outside the applicable Offer Range. Alternatively, if a holder wishes to maximize the chance that such holder’s Securities will be purchased in an Offer, such holder should refrain from specifying a tender price for such Securities, in which case, such holder will accept the Purchase Price determined pursuant to such Offer. Each holder of Securities should understand, however, that for purposes of calculating the Purchase Price, Securities tendered in this manner will be deemed tendered at the lowest price of the applicable Offer Range. As a result, this election may lower the Purchase Price for all such Securities purchased in such Offer and could result in such Securities being purchased for a Purchase Price at the lowest price of the applicable Offer Range.

The Series I Shares and Series J Shares may be tendered and accepted only in liquidation preference amounts equal to minimum denominations of $1,000 and integral multiples in excess thereof, and the Series G Depositary Shares may be tendered and accepted only in whole shares. No alternative, conditional or contingent tenders will be accepted.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:

•	the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, shall include any participant in DTC whose name appears on a security position listing as the owner of the Securities) of the Securities tendered therewith and the holder has not completed either of the boxes under “Special Payment and Delivery Instructions” within the Letter of Transmittal; or

•	the Securities are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the Letter of Transmittal.

There are no guaranteed delivery procedures available with respect to any Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Securities in accordance with the procedures set forth in this Section 3.

Zions will make payment for Securities tendered and accepted for purchase in an Offer only after the Tender Agent receives a timely confirmation of the book-entry transfer of the applicable Securities into the Tender Agent’s account at DTC, a properly completed and a duly executed Letter of Transmittal, or an agent’s message, and any other documents required by the Letter of Transmittal.

Book-Entry Delivery. The Tender Agent will establish accounts with respect to the Securities for purposes of the Offers at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a DTC participant may make book-entry delivery of the Securities by causing DTC to transfer Securities into the Tender Agent’s applicable account in accordance with DTC’s procedures for transfer. Although DTC participants may effect delivery of Securities into the Tender Agent’s applicable account at DTC, such deposit must be accompanied by either:

•	a message that has been transmitted to the Tender Agent through the facilities of DTC or “agent’s message,” or

•	a properly completed and duly executed Letter of Transmittal, including any other required documents, that has been transmitted to and received by the Tender Agent at its address set forth on the back page of this Offer to Purchase before the applicable Expiration Date.

Method of Delivery. The method of delivery of the Letter of Transmittal and any other required documents is at the election and risk of the tendering holder of Securities. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Tender Agent.

Appraisal Rights. You will have no appraisal rights in connection with any of the Offers.

U.S. Federal Backup Withholding Tax. Under the U.S. federal income tax backup withholding rules, 28% of the gross proceeds payable to a holder of the Securities or other payee pursuant to an Offer will be withheld and remitted to the U.S. Treasury, unless the holder of the Securities or other payee provides his or her taxpayer identification number (i.e., employer identification number or Social Security number) to the Tender Agent and certifies under penalties of perjury that such number is correct and that such holder of the Securities or other payee is exempt from backup withholding, or such holder of the Securities or other payee otherwise establishes an exemption from backup withholding. If the Tender Agent is not provided with the correct taxpayer identification number, the holder of the Securities or other payee may also be subject to certain penalties imposed by the Internal Revenue Service (the “IRS”). Therefore, each tendering U.S. Holder (as defined below in Section 13) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the U.S. Holder otherwise establishes to the satisfaction of the Tender Agent that such tendering U.S. Holder is not subject to backup withholding. Certain holders of the Securities (including, among others, C corporations) are not subject to these backup withholding and reporting requirements. In order for a Non-U.S. Holder (as defined below in Section 13) to qualify as an exempt recipient, such holder of the Securities generally must submit an IRS Form W-8BEN, IRS Form W-8BEN-E (each included as part of the Letter of Transmittal) or other applicable

IRS Form W-8, signed under penalties of perjury, attesting to that holder’s non-U.S. status. Tendering holders of the Securities can obtain other applicable forms from the Tender Agent or from www.irs.gov. See Instruction 8 of the Letter of Transmittal.

Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

TO PREVENT U.S. FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO YOU FOR THE SECURITIES PURCHASED PURSUANT TO AN OFFER, YOU MUST PROVIDE THE TENDER AGENT WITH A COMPLETED IRS FORM W-9 OR IRS FORM W-8, AS APPROPRIATE, OR OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING.

Where Securities are tendered on behalf of the holder of Securities by a broker or other DTC participant, the foregoing IRS Forms and certifications generally must be provided by the holder of Securities to the DTC participant, instead of the Tender Agent, in accordance with the DTC participant’s applicable procedures.

For a discussion of certain material U.S. federal income tax consequences to tendering holders of the Securities, see Section 13.

Return of Withdrawn Securities. In the event of proper withdrawal of tendered Securities, the Tender Agent will credit the Securities to the appropriate account maintained by the tendering holder of Securities at DTC without expense to the holder of the Securities.

Determination of Validity; Rejection of Securities; Waiver of Defects; No Obligation to Give Notice of Defects. Zions will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for purchase of any tender of Securities, and its determination will be final and binding on all parties. Zions reserves the absolute right to reject any or all tenders of any Securities that it determines are not in proper form or the acceptance for purchase of or payment for which Zions determines may be unlawful. Zions also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Security or any particular holder of Securities, and Zions’ interpretation of the terms of each Offer will be final and binding on all parties. No tender of Securities will be deemed to have been properly made until the holder of the Securities cures, or Zions waives, all defects or irregularities. None of Zions, the Tender Agent, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Holder’s Representation and Warranty; Zions’ Acceptance Constitutes an Agreement. A tender of Securities under the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the applicable Offer, as well as the tendering holder’s representation and warranty to Zions that (i) such holder of Securities has the full power and authority to tender, sell, assign and transfer the tendered Securities and (ii) when the same are accepted for purchase by Zions, it will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, changes and encumbrances and not subject to any adverse claims.

Zions’ acceptance for purchase of Securities tendered under each Offer will constitute a binding agreement between the tendering holder of Securities and Zions upon the terms and conditions of such Offer.

Section 4 Withdrawal Rights.

Holders of Securities may withdraw Securities tendered into a given Offer at any time prior to the applicable Expiration Date. Holders of Securities may also withdraw their Securities if Zions has not accepted the Securities for purchase after the expiration of forty business days from the commencement of the Offers.

For a withdrawal to be effective, the Tender Agent must receive, prior to the applicable Expiration Date, a written notice of withdrawal, or a properly transmitted “Request Message” through ATOP, at the Tender Agent’s address set forth on the back page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering holder of the Securities, the Series and number of Securities that the holder of Securities wishes to withdraw and the name of the registered holder of the Securities.

Any notice of withdrawal must also specify the name and the number of the account at DTC to be credited with the withdrawn Securities and must otherwise comply with DTC’s procedures. Zions will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding. None of Zions, the Tender Agent, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

A holder of Securities may not rescind a withdrawal and Zions will deem any Securities that a holder of Securities properly withdraws not properly tendered for purposes of the Offers, unless the holder of Securities properly retenders the withdrawn Securities before the applicable Expiration Date by following one of the procedures described in Section 3.

Section 5 Purchase of Securities and Payment of Purchase Price.

Subject to the conditions of the Offers, on the applicable Settlement Date, we will accept for purchase the number of Securities of the applicable Series such that the aggregate liquidation preference purchased of such Series does not exceed the applicable Series Maximum, subject to proration as described in Section 1. We currently expect the Settlement Date for each Offer to be May 24, 2016, or as it may be extended pursuant to this Offer to Purchase.

Zions is conducting the Offers for each Series of Securities through a procedure commonly called a modified “Dutch auction.” This procedure enables you to select the price (in specified increments for each Series), within the Offer Range applicable to each Series, at which you are willing to sell your Securities. For each Series, promptly following the applicable Expiration Date, Zions will select the lowest price per share within the applicable Offer Range that will enable us to purchase Securities of such Series with an aggregate liquidation preference equal to the applicable Series Maximum, or, if Securities of the applicable Series having an aggregate liquidation preference of less than the applicable Series Maximum are validly tendered, all such Securities that are validly tendered and not properly withdrawn. All Securities purchased in an Offer will be purchased at the same Purchase Price regardless of whether a holder validly tendered such Securities at a lower price.

For purposes of each Offer, Zions will be deemed to have accepted for purchase, and therefore purchased, Securities that are properly tendered and are not properly withdrawn, only when, as and if it gives oral or written notice to the Tender Agent of its acceptance of the Securities for purchase under such Offer.

Zions will pay for Securities that it purchases under the Offers by depositing the aggregate Total Consideration for such Securities with DTC, which will act as agent for tendering holders of the Securities for the purpose of receiving payment from Zions and transmitting payment to the tendering holders of the Securities.

Zions will pay all stock transfer taxes, if any, payable on the transfer to it of Securities purchased under the Offers. If, however,

•	payment of the Total Consideration is to be made to any person other than the registered holder, or

•	tendered Securities are registered in the name of any person other than the person signing the Letter of Transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Total Consideration to be paid unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

If an Offer expires or terminates and any of the Securities have not been accepted for purchase by us following the expiration or termination of such Offer, the holder of Securities that were not accepted for purchase will continue to own those Securities. The Tender Agent will credit those Securities to the appropriate account maintained by the tendering holder of Securities at DTC without expense to the holder of the Securities.

Section 6 Conditions of the Offers.

Notwithstanding any other provision of the Offers, Zions will not be required to accept for purchase, purchase or pay for any Securities of a given Series tendered, and may terminate or amend one or more of the Offers or may postpone the acceptance for purchase of, or the purchase of and the payment for Securities of a given Series tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the applicable Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by Zions to have occurred) that, in Zions’ reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with any such Offer or with acceptance for purchase:

•	there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of an Offer, the acquisition of some or all of the Securities under an Offer or otherwise relates in any manner to an Offer;

•	there shall have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to an Offer or Zions or any of its subsidiaries, by any court or any authority, agency, tribunal or other body that, in Zions’ reasonable judgment, would or might, directly or indirectly:

•	make the acceptance for purchase of, or payment for, some or all of the Securities illegal or otherwise restrict or prohibit completion of an Offer;

•	delay or restrict the ability of Zions, or render Zions unable, to accept for purchase or pay for some or all of the Securities; or

•	in Zions’ reasonable judgment, there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of any war, armed hostilities or other international or national calamity, including any act of terrorism, on or after the date of this Offer to Purchase or any material escalation of any war or armed hostilities which had commenced before the date of this Offer to Purchase;

•	any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States; or

•	any change or changes have occurred in the business, condition (financial or otherwise), income, operations, property or prospects of Zions or any of its subsidiaries that could have a material adverse effect on Zions and its subsidiaries, taken as a whole, or there is an adverse change in the benefits of an Offer to Zions.

The foregoing conditions are for the sole benefit of Zions and may be waived by Zions, in whole or in part, at any time and from time to time, before the applicable Expiration Date, in its reasonable discretion. Zions’ failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by Zions concerning the events described above will be final and binding on all parties.

Section 7 Historical Price Range of the Securities.

Our Series G Depositary Shares are traded on the New York Stock Exchange (“NYSE”). Our Series I Shares and Series J Shares are not traded on any exchange but instead are traded in the over-the-counter market.

Market Price of and Dividends on the Series G Depositary Shares

Our Series G Depositary Shares are traded on the NYSE under the symbol “ZBPRG.” As of April 22, 2016, there were outstanding 6,873,071 Series G Depositary Shares. The following table sets forth, for the periods indicated, the high and low reported intraday prices per share of the Series G Depositary Shares on the NYSE and the cash dividends per Series G Depositary Share. Note that the market price for Series G Depositary Shares includes accrued but unpaid dividends.

	Series G Depositary Shares		Cash Distributions per Preferred Depositary Share
	High	Low
Fiscal Year Ending December 31, 2016
Second Quarter (through April 22, 2016)	$26.38	$25.44	$—
First Quarter	26.40	24.44	0.3938

Fiscal Year Ending December 31, 2015
Fourth Quarter	$26.38	$25.31	$0.3938
Third Quarter	28.47	25.95	0.3938
Second Quarter	27.36	25.15	0.3938
First Quarter	26.42	25.10	0.3938

Fiscal Year Ended December 31, 2014
Fourth Quarter	$26.51	$24.90	$0.3938
Third Quarter	26.33	25.29	0.3938
Second Quarter	26.31	24.85	0.3938
First Quarter	25.51	23.15	0.3938

On April 22, 2016, the closing sales price of the Series G Depositary Shares on the NYSE was $26.38.

Market Price of and Dividends on the Series I Shares

Our Series I Shares are not traded on any exchange but instead are traded in the over-the-counter market, and the price quotations are reported by Bloomberg or by other sources. As of April 22, 2016, there were outstanding 125,224 Series I Shares. The following table sets forth, for the periods indicated, the high and low reported intraday prices per share of the Series I Shares as reported in the over-the-counter market on Bloomberg and the cash dividends per Series I Share. Bloomberg does not report Series I Share prices prior to June 16, 2014. Note that the market price for Series I Shares does not include accrued but unpaid dividends.

	Series I Shares		Cash Distributions per Preferred Share
	High	Low
Fiscal Year Ending December 31, 2016
Second Quarter (through April 22, 2016)	$990.00	$895.00	$—
First Quarter	1,000.00	917.50	—

Fiscal Year Ending December 31, 2015
Fourth Quarter	$1,019.99	$930.00	$29.00
Third Quarter	997.38	910.00	—
Second Quarter	999.60	935.00	29.00
First Quarter	989.40	925.00	—

Fiscal Year Ended December 31, 2014
Fourth Quarter	$986.85	$923.75	$29.00
Third Quarter	990.00	940.00	—
Second Quarter	982.50	940.00	29.00
First Quarter	—	—	—

On April 22, 2016, the last reported sales price of the Series I Shares on the over-the-counter market was $956.00.

Market Price of and Dividends on the Series J Shares

Our Series J Shares are not traded on any exchange but instead are traded in the over-the-counter market, and the price quotations are reported by Bloomberg or by other sources. As of April 22, 2016, there were outstanding 195,152 Series J Shares. The following table sets forth, for the periods indicated, the high and low reported intraday prices per share of the Series J Shares as reported in the over-the-counter market on Bloomberg and the cash dividends per Series J Share. Bloomberg does not report Series J Share prices prior to June 16, 2014. Note that the market price for Series J Shares does not include accrued but unpaid dividends.

	Series J Shares		Cash Distributions per Preferred Share
	High	Low
Fiscal Year Ending December 31, 2016
Second Quarter (through April 22, 2016)	$1,059.00	$1,024.85	$—
First Quarter	1,080.50	1,004.95	36.00

Fiscal Year Ending December 31, 2015
Fourth Quarter	$1,092.50	$1,032.07	$—
Third Quarter	1,080.00	1,039.78	36.00
Second Quarter	1,105.42	1,041.00	—
First Quarter	1,101.60	1,050.00	36.00

Fiscal Year Ended December 31, 2014
Fourth Quarter	$1,093.95	$1,049.72	$—
Third Quarter	1,096.50	1,031.50	36.00
Second Quarter	1,090.00	1,052.50	—
First Quarter	—	—	42.40

On April 22, 2016, the last reported sales price of the Series J Shares on the over-the-counter market was $1,050.00.

Section 8 Source and Amount of Funds.

Zions expects to use cash on hand to pay the aggregate Total Consideration payable by it pursuant to the Offers and the fees and expenses incurred by it in connection therewith. If the Offers are fully subscribed, Zions will pay not less than $125,000,000 nor greater than $128,000,000 to purchase the Securities, including Accrued Dividends but excluding fees and expenses.

Section 9 Certain Information Concerning Zions.

Zions Bancorporation (“Zions”) is a financial holding company organized under the laws of the State of Utah in 1955, and registered under the Bank Holding Company Act, as amended. Zions owns and operates a commercial bank with a total of 450 domestic branches as of December 31, 2015. Zions and its subsidiaries (together, in this Section 9, the “Company”) provide a full range of banking and related services, primarily in Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming. The Company conducts its banking operations through seven separately managed and branded segments, which are sometimes referred to as “affiliates” or by reference to their respective brands. Full-time equivalent employees totaled 10,200 as of December 31, 2015.

The Company focuses on providing community banking services by continuously strengthening its core business lines of (i) small and medium-sized business and corporate banking; (ii) commercial and residential development, construction and term lending; (iii) retail banking; (iv) treasury cash management and related products and services; (v) residential mortgage servicing and lending; (vi) trust and wealth management; (vii) limited capital markets activities, including municipal finance advisory and underwriting; and (viii) investment activities. It operates primarily through seven managed segments that each do business under a different name. Each of these affiliated banking operations has its own chief executive officer and management team.

The Company provides a wide variety of commercial and retail banking and mortgage lending products and services. It also provides a wide range of personal banking services to individuals, including home mortgages, bankcard, other installment loans, home equity lines of credit, checking accounts, savings accounts, certificates of deposit of various types and maturities, trust services, safe deposit facilities, direct deposit, and Internet and mobile banking. In addition, the Company provides services to key market segments through its Women’s Financial, Private Client Services, and Executive Banking Groups. The Company also offers wealth management services as well as online and traditional brokerage services through Zions Direct and Amegy Investments.

In addition to these core businesses, the Company has built specialized lines of business in capital markets and public finance, and is a leader in Small Business Administration (“SBA”) lending. The Company is one of the nation’s largest providers of SBA 7(a) and SBA 504 financing to small businesses. It owns an equity interest in Farmer Mac and is its top originator of secondary market agricultural real estate mortgage loans. The Company provides finance advisory and corporate trust services for municipalities. The Company also provides trust services to individuals in its wealth management business and bond transfer, stock transfer, and escrow services in its corporate trust business, both within and outside of its footprint.

Zions’ principal executive offices are located at One South Main, 15th Floor, Salt Lake City, Utah 84133, and our telephone number is (801) 844-7637. Zions’ website address is www.zionsbancorporation.com. This website address is not intended to be an active link and information on Zions’ website is not incorporated in, and should not be construed to be part of, this Offer to Purchase.

Directors and Executive Officers. The following persons are the directors and/or executive officers of Zions:

Name	Position
Harris H. Simmons	Chairman and Chief Executive Officer. Chairman of Zions First National Bank.

Jerry C. Atkin	Director.

Patricia Frobes	Director.

Suren K. Gupta	Director.

J. David Heaney	Director.

Vivian S. Lee	Director.

Edward F. Murphy	Director.

Roger B. Porter	Director.

Stephen D. Quinn	Director.

L.E. Simmons	Director.

Steven C. Wheelwright	Director.

Shelley Thomas Williams	Director.

James R. Abbott	Senior Vice President, Investor Relations and External Communications.

Bruce K. Alexander	Executive Vice President. President and Chief Executive Officer of Vectra Bank Colorado.

A. Scott Anderson	Executive Vice President. President and Chief Executive Officer of Zions First National Bank.

David E. Blackford	Executive Vice President. Chairman, President and Chief Executive Officer of California Bank & Trust.

Paul E. Burdiss	Chief Financial Officer.

Dallas E. Haun	Executive Vice President. President and Chief Executive Officer of Nevada State Bank.

Alexander J. Hume	Senior Vice President and Controller.

Dianne R. James	Executive Vice President and Chief Human Resources Officer.

Thomas E. Laursen	Executive Vice President and General Counsel.

LeeAnne B. Linderman	Executive Vice President, Retail Banking.

Keith D. Maio	Executive Vice President and Chief Banking Officer.

Scott J. McLean	President and Chief Operating Officer. Director of ZB N.A.

Michael Morris	Executive Vice President and Chief Credit Officer.

Joe Reilly	Executive Vice President and Chief Technology Strategist.

Name	Position
Rebecca K. Robinson	Executive Vice President and Director of Wealth Management.

Stanley D. Savage	Executive Vice President. President and Chief Executive Officer of The Commerce Bank of Washington.

Edward P. Schreiber	Executive Vice President and Chief Risk Officer.

Jennifer A. Smith	Executive Vice President and Chief Information Officer.

Steve D. Stephens	Executive Vice President. Chief Executive Officer of Amegy Bank of Texas.

Mark R. Young	Executive Vice President. President and Chief Executive Officer of National Bank of Arizona.

The business address and telephone number for all of the above directors and executive officers is: c/o One South Main, 15th Floor, Salt Lake City, Utah, 84133 and (801) 844-7637.

There is neither any person controlling the Company nor any executive officer or director of any corporation or other person ultimately in control of the Company.

Additional Information. Zions files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including Zions. Zions’ common stock is listed and trading on the Nasdaq Global Select Market under the symbol “ZION.” These reports, proxy statements and other information can also be read at the offices of the Nasdaq Global Select Market, 1735 K Street, N.W., Washington, D.C. 20006.

Incorporation by Reference. The SEC allows “incorporation by reference” into this Offer to Purchase of information that Zions files with the SEC. This permits Zions to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this Offer to Purchase. Information furnished under Item 2.02 and Item 7.01 of Zions’ Current Reports on Form 8-K is not incorporated by reference in this Offer to Purchase. Zions incorporates by reference into this Offer to Purchase the documents listed below, which have been filed with the SEC.

•	The 2015 Form 10-K, filed on February 29, 2016;

•	The portions of Zions’ Definitive Proxy Statement, filed on April 14, 2016 for Zions’ Annual Meeting of Shareholders incorporated by reference into its Annual Report; and

•	Current Reports on Form 8-K filed January 28, 2016 and April 13, 2016.

Please note that the Schedule TO to which this Offer to Purchase relates does not permit forward “incorporation by reference.” If a material change occurs in the information set forth in this Offer to Purchase, we will amend the Schedule TO accordingly.

Certain Financial Information. Zions incorporates by reference the financial statements and notes thereto included in the 2015 Form 10-K.

Any statement contained in a document incorporated or considered to be incorporated by reference in this Offer to Purchase shall be considered to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded will not, except as so modified or superseded, constitute a part of this Offer to Purchase. Nothing herein shall be deemed to incorporate information furnished to, but not filed with, the SEC, except that information furnished to the SEC making reference to the Offers will be incorporated by reference in this Offer to Purchase. Zions will provide to each person, including any beneficial owner, to whom this Offer to Purchase is delivered, at no cost upon his or her written or oral request, a copy of any of the documents that are incorporated by reference in this Offer to Purchase, other than exhibits to such documents that are not specifically incorporated by reference into this Offer to Purchase, and Zions’ constitutional documents. You may request such documents by contacting us at:

Investor Relations

Zions Bancorporation

One South Main Street, 15th Floor

Salt Lake City, Utah 84133

(801)  844-7637

Section 10 Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Securities.

As of April 22, 2016, Zions had outstanding 6,873,071 Series G Depositary Shares, 125,224 Series I Shares, and 195,152 Series J Shares.

Except as described below, neither Zions nor, to the best of its knowledge, any of its executive officers and directors or any associates or majority-owned subsidiaries of Zions, beneficially owns any of the Securities.

•	The Senior Vice President for Investor Relations of Zions, James R. Abbott, holds 6,000 Series G Depositary Shares, which shares are eligible to be tendered in the Series G Offer. The Series G Depositary Shares held by Mr. Abbott constitute less than 1% of the number of Series G Depositary Shares outstanding as of April 22, 2016.

•	A director of Zions, Patricia Frobes, holds 13,000 Series G Depositary Shares which shares are eligible to be tendered in the Series G Offer. The Series G Depositary Shares held by Ms. Frobes constitute less than 1% of the number of Series G Depositary Shares outstanding as of April 22, 2016.

•	A director of Zions, Roger B. Porter, holds 1,250 Series J Shares by the Porter Family Trust, and 1,250 Series J Shares by RBP Trust, which Series J Shares are eligible to be tendered in the Series J Offer. The Series J Shares held by Mr. Porter constitute less than 2% of the number of Series J Shares outstanding as of April 22, 2016.

•	A director of Zions, Stephen D. Quinn, holds 200,000 Series G Depositary Shares in a grantor retained annuity trust, which shares are eligible to be tendered in the Series G Offer. The Series G Depositary Shares held by Mr. Quinn constitute less than 3% of the number of Series G Depositary Shares outstanding as of April 22, 2016.

•	The Chairman and CEO of Zions, Harris H. Simmons, holds 412 Series J Shares which shares are eligible to be tendered in the Series J Offer. The Series J Shares held by Mr. Simmons constitute less than 1% of the number of Series J Shares outstanding as of April 22, 2016.

Based on Zions’ records and on information provided to it by its executive officers, directors, affiliates and subsidiaries, neither Zions nor any of its affiliates or subsidiaries nor, to the best of its knowledge, any of Zions’ or its subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, have effected any transactions involving the Securities during the sixty days prior to April 25, 2016.

The Company entered into a Deposit Agreement, dated February 7, 2013, among the Company, Zions First National Bank, as Depositary, and the holders from time to time of the depositary receipts described therein, governing the terms of the Series G Depositary Shares. The terms of Zions’ Series G Depositary Shares, Series I Shares and Series J Shares are governed by (i) the Company’s Restated Articles of Incorporation dated July 8, 2014 and the Articles of Amendment to the Company’s Restated Articles of Incorporation, dated August 2, 2013 and (ii) the Company’s Restated Bylaws, dated February 27, 2015.

Except as set forth in the documents incorporated by reference in Section 9, neither Zions nor, to the best of its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of the Offers or with respect to any of Zions’ securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Section 11 Effects of the Offers on the Market for the Securities.

All Series I Shares and Series J Shares, and the shares of Series G preferred stock of the Company underlying the Series G Depositary Shares, purchased by Zions in the Offers will be retired and will return to the status of authorized but unissued shares of its preferred stock.

Depending on the amount of Securities of any Series that are accepted in an Offer, the trading market for the Securities of such Series that remain outstanding after such Offer may be more limited. A reduced trading volume for a Series of Securities may decrease the price and increase the volatility of the trading price of the Securities of such Series that remain outstanding following the completion of the applicable Offer.

Except for the Offers, the Company does not have, and to the best of its knowledge is not aware of any plans, proposals or negotiations that relate to or would result in any of the events listed in Regulation M-A Item 1006(c)(1) through (10).

Section 12 Legal Matters; Regulatory Approvals.

Zions is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of Securities as contemplated by any given Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, not yet obtained that would be required for the acquisition of Securities by Zions as contemplated by such Offer. Should any approval or other action be required, Zions presently contemplates that it will seek that approval or other action. Zions is unable to predict whether it will be required to delay the acceptance for purchase of or payment for Securities tendered under an Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business, results of operations and/or financial condition. The obligations of Zions under each Offer to accept for purchase and pay for applicable Securities is subject to conditions. See Section  6.

Section 13 Certain Material U.S. Federal Income Tax Consequences.

The following summary describes certain material U.S. federal income tax consequences relating to the Offers to tendering U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. Zions has not sought, nor does it expect to seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the sale of Securities to Zions pursuant to an Offer or that any such position would not be sustained.

This discussion addresses tax consequences only to tendering Holders who hold their Securities as capital assets within the meaning of Section 1221 of the Code. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to Holders in light of their particular circumstances and does not apply to Holders that are subject to special rules under the U.S. federal income tax laws (such as, for example, banks or financial institutions, brokers or dealers in securities, commodities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States, persons who hold Securities as part of a hedge, integrated transaction, straddle, constructive sale or conversion transaction, persons subject to the alternative minimum tax, regulated investment companies, real estate investment trusts, U.S. Holders whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, or investors in such pass-through entities, persons that acquired their Securities through the exercise of employee stock options or otherwise as compensation or holders who own, or have previously owned at any time (actually or constructively), stock possessing at least 10% of Zions’ voting power).

This summary does not address any state, local or non-U.S. tax consequences of participating in an Offer, nor does it address any alternative minimum tax considerations or any U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to U.S. federal income tax. You should consult your own tax advisor with regard to the application of the U.S. federal income, estate and gift tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As used herein, a “U.S. Holder” means a beneficial owner of Securities that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if a court within the United States can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all of the substantial decisions of the trust.

As used herein, a “Non-U.S. Holder” means a beneficial owner of Securities that is for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, or (iii) a foreign estate or trust.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds or beneficially owns Securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds or beneficially owns the Securities, then you should consult your own tax advisor.

Tax Consequences to U.S. Holders. A sale of Securities for cash pursuant to an Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in such an Offer will, depending on such holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Securities or as receiving a distribution from Zions with respect to its stock. If a broker or other paying agent is unable to determine whether sale or exchange treatment or distribution treatment should apply to a particular U.S. Holder, such paying agent may be required to report the transaction as resulting in a distribution. In such event, if you believe that sale or exchange treatment is the proper treatment for you, you should consult with your own tax advisor about how to report the transaction on your tax return.

Sale or Exchange Treatment. Under Section 302 of the Code, a sale of Securities for cash by a U.S. Holder pursuant to an Offer will be treated as a “sale or exchange” of such Securities for U.S. federal income tax purposes, rather than as a distribution with respect to such Securities held by the tendering U.S. Holder, only if the sale:

•	results in a “complete termination” of such U.S. Holder’s equity interest in Zions; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

A sale of Securities by a U.S. Holder pursuant to an Offer will result in a “complete termination” if, after the sale, either (i) the U.S. Holder no longer owns any of Zions’ outstanding preferred or common shares (either actually or constructively) or (ii) the U.S. Holder no longer actually owns any of Zions’ outstanding preferred or common shares and, with respect to any shares constructively owned, is eligible to waive, and effectively waives, such constructive ownership. U.S. Holders wishing to satisfy the “complete termination” test through waiver of constructive ownership should consult their own tax advisors.

A sale of Securities by a U.S. Holder pursuant to an Offer will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Zions. Whether a holder of Securities meets this test will depend on the holder’s particular facts and circumstances, as well as the relative percentage of Securities tendered by such holder and each of the other holders of such Securities.

The IRS has indicated in a published revenue ruling that if a shareholder (actually or constructively) owns no stock other than nonvoting, nonconvertible, preferred stock (such as the Securities), a redemption of any amount of such preferred stock should qualify for sale treatment. The same conclusion is likely to apply where any other shares held by the tendering shareholder possess a relatively small amount of voting power (i.e., where the tendering shareholder has no legal or practical ability to affect the corporation’s decision making), but the answer is unclear (given the absence of any definitive authority on the issue). U.S. Holders should consult their own tax advisors regarding the application of the foregoing standard to their particular facts and circumstances.

As noted above, in applying the foregoing Section 302 tests, a U.S. Holder must take into account not only preferred and common shares that such U.S. Holder actually owns, but also shares that such U.S. Holder is treated as owning under constructive ownership rules. Generally, under Section 318 of the Code a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals and entities as well as shares that a U.S. Holder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security.

Contemporaneous dispositions or acquisitions of preferred or common shares by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether either of the Section 302 tests described above is satisfied. A U.S. Holder should consult its own tax advisor regarding the treatment of other dispositions or acquisitions of shares that may be integrated with such U.S. Holder’s sale of Securities to the Company pursuant to an Offer.

Each U.S. Holder should be aware that, because proration may occur in an Offer, even if all applicable Securities actually and constructively owned by a U.S. Holder are tendered pursuant to such Offer, fewer than all of these shares may be purchased by Zions. Thus, proration may affect whether the sale of Securities by a U.S. Holder pursuant to an Offer will be treated as a “sale or exchange.”

If a U.S. Holder satisfies either of the Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received (including cash received that is attributable to accrued but unpaid dividends, but reduced by an amount attributable to declared but unpaid dividends, which would be taxable in the manner described below under “—Distribution Treatment”) and such U.S. Holder’s tax basis in the Securities tendered. Generally, a U.S. Holder’s tax basis for the Securities tendered will be equal to the cost of the Securities to the U.S. Holder, less any prior distributions treated as a return of capital. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Securities exceeds one year as of the date of the sale pursuant to an Offer. In the case of a non-corporate U.S. Holder, the maximum rate of U.S. federal income tax applicable to long-term capital gain on Securities held for more than one year is generally 20% (but see “Medicare Tax” below). Certain limitations apply to the deductibility of capital losses by U.S. Holders. Gain or loss must be determined separately for each block of tendered Securities (i.e., Securities acquired by the U.S. Holder at the same cost in a single transaction). Any such gain or loss will generally be U.S. source gain or loss (for U.S. foreign tax credit purposes).

Distribution Treatment. If a U.S. Holder does not satisfy either of the Section 302 tests described above, the sale of such U.S. Holder’s Securities pursuant to an Offer will not be treated as a sale or exchange under Section 302. Instead, the entire amount of cash received by such U.S. Holder pursuant to such Offer will be treated as a distribution to such U.S. Holder with respect to such U.S. Holder’s remaining shares. The distribution will be treated as a dividend to the extent of such U.S. Holder’s share of Zions’ current and accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of any distribution in excess of Zions’ current and accumulated earnings and profits will be treated as a return of capital to the extent of such U.S. Holder’s tax basis in the remaining shares with respect to which the distribution is deemed received (as determined on a block-by-block basis), and any remainder will be treated as capital gain. Any such capital gain will be long-term capital gain if such U.S. Holder has held the applicable Securities for more than one year as of the date of sale pursuant to such Offer.

Any distribution treated as a dividend will generally constitute “qualified dividend income” that is subject to taxation at a maximum rate of 20% for non-corporate U.S. Holders provided certain holding period requirements are met (but see “Medicare Tax” below). A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their own tax advisors regarding (i) whether a dividends-received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their Securities.

Any such dividend will be taxed in its entirety, without reduction for the U.S. Holder’s tax basis of the Securities exchanged. Such tax basis will be added to the remaining shares owned by the U.S. Holder; however, where the remaining shares owned consist of more than one class (e.g., common and preferred shares), it is unclear how to allocate such tax basis among the remaining shares. If a tendering U.S. Holder does not actually retain any shares, the basis of any tendered Securities may (depending on circumstances) be added to shares retained by a person related to such U.S. Holder or the basis may be lost.

Under regulations proposed by the IRS, if a U.S. Holder were subject to distribution treatment under Section 302, and the U.S. Holder held more than one class of shares, such U.S. Holder’s tax basis in any class of shares tendered in an Offer would not be added to such U.S. Holder’s basis in its other class or classes of shares after such Offer. Furthermore, in the event the U.S. Holder would not retain any shares following an Offer, such U.S. Holder’s tax basis in the shares tendered would not be added to shares held by a related person. Instead, in either case, in the event the U.S. Holder otherwise would lose its basis in its shares by virtue of having tendered all of its shares of that class in an Offer and having had such tender treated as a distribution, such U.S. Holder would recognize a loss. Such loss, however, would generally be deferred until such time as such U.S. Holder would have recognized gain on the sale of applicable shares, rather than a deemed distribution, pursuant to Section 302 (or such time as all the classes of shares became worthless). The proposed regulations are, however, only effective for transactions entered into after they are published as final, and it is not clear if and when they will be finalized.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its dividend income and its net gains from the disposition of shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Securities.

See Section 3 with respect to the application of U.S. federal backup withholding tax to payments made pursuant to the Offers.

Tax Consequences to Non-U.S. Holders – Sale or Exchange Treatment. Subject to the discussion below concerning effectively connected income and FATCA and the discussion concerning backup withholding in Section 3 above, if you are a Non-U.S. Holder and you satisfy either of the Section 302 tests described above, you generally will not be subject to U.S. federal income tax on any gain realized on the sale of Securities pursuant to an Offer, unless (i) Zions is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the relevant statutory period and you held, directly or indirectly, at any time during the five-year period ending on the date of the sale, more than 5% of the Securities and you are not eligible for any treaty exemption; (ii) the gain is effectively connected with your conduct of a trade or business in the United States, in which case you will be subject to tax as and to the extent described below; or (iii) you are an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the sale and certain other conditions are met, in which case you will be subject to U.S. federal income tax on such gain (net of certain U.S.-source capital losses). Zions does not believe that it currently is, or has been, a U.S. real property holding corporation.

If income or gain on the Securities is effectively connected with your conduct of a trade or business in the United States, that income or gain will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion under “—U.S. Holders—Sale or Exchange Treatment”), subject to an applicable income tax treaty providing otherwise. In that event, you should consult your tax advisor with respect to other U.S. tax consequences of disposing of Securities pursuant to an Offer, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

Although you may satisfy one of the Section 302 tests described above, if a broker or other paying agent is unable to determine whether sale or exchange treatment should apply to you, such paying agent may be required to report the transaction as resulting in a distribution for U.S. federal income tax purposes that is made out of Zions’ current or accumulated earnings and profits and withhold tax at a 30% rate on the full amount you receive, as described below. In that case, you may be eligible to obtain a refund of all or a portion of any tax withheld if you satisfy one of the Section 302 tests described above. Backup withholding (see Section 3) generally will not apply to amounts subject to the withholding tax described below.

Tax Consequences to Non-U.S. Holders – Distribution Treatment. If you do not satisfy either of the Section 302 tests described above, the full amount you receive will be treated as a distribution with respect to your stock. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, tax-free return of capital, or gain from the sale of Securities will be determined in the manner described above for U.S. Holders. Subject to the discussion below concerning effectively connected income, to the extent that amounts you receive are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable income tax treaty. To obtain a reduced rate of withholding under an income tax treaty, you must provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that you are a non-U.S. person and that the dividends are subject to a reduced rate of withholding under an applicable income tax treaty.

If income or gain on the Securities is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States), (i) that income or gain, although exempt from the withholding tax referred to above, will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion under “—U.S. Holders—Sale or Exchange Treatment”), subject to an applicable income tax treaty providing otherwise, and (ii) you will generally be required to provide a properly executed IRS Form W-8ECI (or other appropriate form) in order to receive payments free of withholding. In that event, you should consult your tax advisor with respect to other U.S. tax consequences of disposing of Securities in an Offer, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

FATCA. Provisions of the Code and related U.S. Treasury regulations commonly referred to as “FATCA” require withholding at a rate of 30% on payments of dividends on or in respect of Zions’ Securities to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities (whether or not such foreign financial institutions or non-U.S. entities hold Zions’ Securities as beneficial owners or intermediaries) unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those foreign financial institutions or certain other non-U.S. entities) have been satisfied, or an exemption applies. Because, as discussed above, the paying agent may treat amounts paid to Non-U.S. Holders pursuant to an Offer as dividends for U.S. federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. An intergovernmental agreement between the United States and an applicable foreign country (an “IGA”) may modify these requirements. If Securities are held through a foreign financial institution that has agreed to comply with the foregoing requirements or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments of dividends made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the foregoing requirements and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax advisor regarding the effects of FATCA if you tender your Securities pursuant to an Offer in light of your particular situation.

Section 14 Summary Financial Information.

We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended December 31, 2015 and December 31, 2014 and the selected consolidated balance sheets data as of December 31, 2015 and December 31, 2014 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Our historical results are not necessarily indicative of the results to be expected in any future period. You should refer to Section 9 of this Offer to Purchase, “Certain Information Concerning Zions,” for information on how you can obtain copies of our SEC filings.

Selected Summary Consolidated Statements of Operations and Balance Sheets

(In millions, except per share data)

	Fiscal Year Ended
	December 31, 2015	December 31, 2014
Net Interest Income	$1,715.3	$1,680.0
Noninterest Income	$377.1	$508.6
Noninterest Expense	$1,600.5	$1,665.3
Net Income	$309.5	$398.5
Net Earnings applicable to common shareholders	$246.6	$326.6
Net income per common share
Diluted	$1.20	$1.68
Basic	$1.20	$1.68

	Fiscal Year Ended
	December 31, 2015	December 31, 2014
Total Assets	$59,670	$57,209
Net Loans and Leases	$40,650	$40,064
Deposits	$50,374	$47,848
Long Term Debt	$817	$1,092
Total shareholders’ equity	$7,508	$7,370
Ratio of earnings to fixed charges
Excluding interest on deposits	6.00	5.29
Including interest on deposits	4.22	4.18
Ratio of earnings to fixed charges and preferred stock dividends
Excluding interest on deposits	2.96	2.97
Including interest on deposits	2.54	2.64

The book value of the Company’s common shares as of December 31, 2015 was $32.67 per share.

Section 15 Accounting Treatment.

Upon the settlement of an Offer, the carrying value of the Securities repurchased in such Offer will be removed from the preferred stock account within shareholders’ equity, and the difference between the repurchase price and the carrying value of each Security repurchased (net of issuance costs) will be recorded as a reduction to net income to arrive at net income available to common shareholders.

Section 16 Extension of the Offers; Termination; Amendment.

Zions expressly reserves the right, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by Zions to have occurred, to extend the period of time during which one or more of the Offers is open and thereby delay acceptance for purchase of, and payment for, any applicable Securities by giving oral or written notice of the extension to the Tender Agent and making a public announcement of the extension. Zions also expressly reserves the right to terminate one or more of the Offers and not accept for purchase or pay for any applicable Securities not theretofore accepted for purchase or paid for or, subject to applicable law, to postpone payment for the applicable Securities upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the Tender Agent and making a public announcement of termination or postponement. Zions’ reservation of these rights to delay payment for Securities of a given Series that it has accepted for purchase is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that Zions must pay the consideration offered or return the Securities tendered promptly after termination or withdrawal of the applicable Offer.

Subject to compliance with applicable law, Zions further reserves the right, regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by Zions to have occurred, to amend one or more of the Offers in any respect, including, without limitation, by decreasing or increasing the consideration offered in a given Offer to holders of Securities of the applicable Series or by decreasing or increasing the number of Securities of a Series being sought in a given Offer. Amendments to an Offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under an Offer will be disseminated promptly to holders of applicable Securities in a manner reasonably designed to inform holders of such Securities of the change. Without limiting the manner in which Zions may choose to make a public announcement, except as required by applicable law, Zions shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through Business Wire.

If Zions materially changes the terms of an Offer or the information concerning an Offer, Zions will extend such Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of such Offer or information concerning such Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•	Zions (i) increases or decreases the price to be paid for Securities in an Offer or (ii) increases or decreases the Series Maximum applicable to an Offer, and

•	such Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 16, such Offer will be extended until the expiration of such ten business day period.

Section 17 Fees and Expenses.

Zions has retained Goldman, Sachs & Co. and UBS Securities LLC to act as the dealer managers (the “Dealer Managers”) and Global Bondholder Services Corporation to act as the information agent (the “Information Agent”) and as the tender agent (the “Tender Agent”) in connection with the Offers. The Information Agent may contact holders of Securities by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee holders of Securities to forward materials relating to an Offer to beneficial owners. The Dealer Managers, the Information Agent and the Tender Agent each will receive reasonable and customary compensation for their respective services and will be reimbursed by Zions for specified reasonable out-of-pocket expenses. The Dealer Managers, the Information Agent and the Tender Agent each will be indemnified against certain liabilities in connection with each Offer, including certain liabilities under the U.S. federal securities laws. The Dealer Managers or their affiliates have performed, and may in the future perform, investment banking, financial advisory and commercial services for us from time to time, for which, they have received customary fees and reimbursements of expenses.

No fees or commissions will be payable by Zions to brokers, dealers, commercial banks or trust companies (other than fees to the Information Agent and the Tender Agent, as described above) for soliciting or recommending tenders of Securities under the Offers. We recommend that investors who hold Securities through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if holders of Securities tender Securities through such brokers or banks and not directly to the Tender Agent. Zions, however, upon request, will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase and Letter of Transmittal and related materials to the beneficial owners of Securities held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as an agent of Zions, dealer manager, information agent, or tender agent for purposes of the Offers. Zions will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Securities, except as otherwise provided in this Offer to Purchase and Instruction 6 in the Letter of Transmittal.

Section 18 Rule 14e-4 “Net Long Position” Requirement.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender securities for that person’s own account in a partial tender offer unless the person so tendering their securities (i) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (ii) will cause such securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 imposes a similar requirement in respect of the tender or guarantee of a tender on behalf of another person.

A tender of Securities in an Offer under any of the procedures described above will constitute the tendering holder’s representation and warranty that (i) such holder has a net long position in the Securities being tendered pursuant to such Offer within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Securities complies with Rule 14e-4.

The tender of Securities, pursuant to any of the procedures described above, will constitute a binding agreement between you and Zions upon the terms and subject to the conditions of such Offer.

Section 19 Miscellaneous.

Zions is not aware of any jurisdiction where the making of the Offers is not in compliance with applicable law. If Zions becomes aware of any jurisdiction where the making of the Offers or the acceptance of Securities pursuant thereto is not in compliance with applicable law, Zions will make a good faith effort to comply with the applicable law. If, after such good faith effort, Zions cannot comply with the applicable law, Zions will not make the Offers to (nor will tenders be accepted from or on behalf of) the holders of Securities in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on behalf of Zions by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Zions has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offers. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning Zions.

Zions’ Board of Directors has approved the Offers. However, neither Zions nor its Board of Directors makes any recommendation to holders of Securities as to whether to tender or refrain from tendering their Securities. Zions has not authorized any person to give any information or to make any representation in connection with the Offers other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Zions or the Information Agent.

April 25, 2016

The Dealer Managers for the Offers are:

Goldman, Sachs & Co. 200 West Street New York, New York 10282 Attn: Liability Management Group Collect: (212) 357-1039 Toll-free: (800) 828-3182	UBS Securities LLC 1285 Avenue of the Americas New York, New York 10019 Attn: Liability Management Group Collect: (203) 719-4210 Toll-free: (888) 719-4210

The Letter of Transmittal and any other required documents should be sent or delivered by each holder of Securities or that holder’s broker, dealer, commercial bank, trust company or nominee to the Tender Agent at one of its addresses set forth below.

The Tender Agent for the Offers is:

Global Bondholder Services Corporation

Confirmation: (212) 430-3774

By Mail, Overnight Courier or by Hand:

Global Bondholder Services Corporation

65 Broadway – Suite 404

New York, New York 10006

Attention: Corporate Actions

Toll-Free: (866) 470-4500

Fax: (212) 430-3775/3779

Please contact the Dealer Managers with questions regarding the terms of the Offers at the contact information set forth above or the Information Agent with questions regarding how to tender and/or request additional copies of this Offer to Purchase, the Letter of Transmittal or other documents related to the Offers at the contact information set forth below. Holders of Securities also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offers. Please contact the Tender Agent at the contact information set forth above to confirm delivery of Securities.

The Information Agent for the Offers is:

Global Bondholder Services Corporation

65 Broadway – Suite 404

New York, New York 10006

Attention: Corporate Actions

Banks and Brokers call: (212) 430-3774

or

Toll-Free: (866) 470-4500

Fax: (212) 430-3775/3779